Exhibit 8.2

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005-1413

July 31, 2006

Intelsat Intermediate Holding Company, Ltd.

Intelsat, Ltd.

Wellesley House North, 2nd Floor

90 Pitts Bay Road

Pembroke HM08, Bermuda

Ladies and Gentlemen:

We have acted as special counsel to Intelsat Intermediate Holding Company, Ltd. and Intelsat, Ltd. (collectively, the “Issuers”) in connection with the filing of a registration statement under the Securities Act of 1933, as amended, (the “Act”) on Form S-4 with the Securities and Exchange Commission (the “Registration Statement”), of up to $478,700,000 in aggregate principal amount at maturity of the Issuers’ 9 1/4% Senior Discount Notes due 2015 to be issued in exchange for an equal aggregate principal amount of the Issuers’ outstanding 9 1/4% Senior Discount Notes due 2015.

We hereby confirm that the discussion of United States Federal income tax matters contained in the Registration Statement under the heading “Taxation-United States” therein is our opinion, subject to the comments and qualifications set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP